Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259706

Supplement No. 9

(To Prospectus dated October 5, 2021)

ReNew Energy Global Plc

PRIMARY OFFERING OF

20,226,773 CLASS A ORDINARY SHARES

SECONDARY OFFERING OF

271,479,759 CLASS A ORDINARY SHARES,

118,363,766 CLASS C ORDINARY SHARES,

7,026,807 WARRANTS TO PURCHASE CLASS A ORDINARY SHARES, AND

7,671,581 CLASS A ORDINARY SHARES UNDERLYING WARRANTS

This prospectus supplement updates and amends certain information contained in the prospectus dated October 5, 2021, or the “Prospectus”, covering the issuance from time to time by ReNew Energy Global plc, a public limited company organized under the laws of England  & Wales, or “we”, “our”, the “Company”, of up to 20,226,773 Class A Ordinary Shares, nominal value of $0.0001, or the “Class A Ordinary Shares,” including 7,026,807 Class  A Ordinary Shares issuable upon the exercise of Warrants that are held by RMG Sponsor II, LLC, or “RMG Sponsor II”, or “Private Warrants” and 11,499,966 Class  A Ordinary Shares issuable upon the exercise of Warrants held by the public warrant holders, or “Public Warrants”. The Prospectus also relates to the resale, from time to time, by the selling securityholders named therein, or the “Selling Securityholders”, or their pledgees, donees, transferees, or other successors in interest, of (a) up to 271,479,759 Class A Ordinary Shares, (b) up to 7,026,807 Private Warrants; (c)  up to 118,363,766 class C ordinary shares having a nominal value of $0.0001 per share, or “Class C Ordinary Shares”, and (d) up to 7,671,581 Class  A Ordinary Shares issuable upon exercises of the Private Warrants. You should read this supplement no. 9 in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 15, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2022

Commission File Number: 001-40752

RENEW ENERGY GLOBAL PLC

(Translation of registrant’s name into English)

C/O Vistra (UK) Ltd 3rd Floor

11-12 St James’s Square London SW1Y 4LB

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

Other Events

Deed of Novation and Adherence

On March 10, 2022, the parties to ReNew Energy Global plc (“ReNew”) shareholders agreement dated August 23, 2021 (the “Agreement”) and MKC Investments, LLC, entered into a Deed of Novation and Adherence pursuant to which RMG has assigned its right and novated its obligations under the shareholders agreement its obligations under the Agreement to MKC Investments, LLC. ReNew and the continuing shareholders of the Agreement also released RMG from all its obligations under the Agreement. A copy of the Deed of Novation and Adherence is attached hereto as Exhibit 99.1.

EXHIBIT INDEX

Exhibit	Description of Exhibit

99.1	Deed of Novation and Adherence dated March 10, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 14, 2022	RENEW ENERGY GLOBAL PLC

	By	/s/ Samir Rai
		Name:	Samir Rai
		Title:	Company Secretary

Exhibit 99.1

EXECUTION VERSION

This DEED OF NOVATION AND ADHERENCE is made on March 10, 2022 (the “Deed”).

BETWEEN:

(1)	MKC INVESTMENTS, LLC, a Delaware incorporated limited liability company having its registered office at 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, Florida 33140 (“MKC”);

(2)

RENEW ENERGY GLOBAL PLC, a public limited company incorporated in England and Wales with registered number 13220321 having its registered office at C/O Vistra (Uk) Ltd, 3rd Floor, 11-12 St. James’s Square, London, England, SW1Y 4LB (the “Company”); and

(3)	the persons named in the Schedule as certain existing shareholders of the Company (each a “Continuing Shareholder” and together the “Continuing Shareholders”),

(together, the “Parties” and each a “Party”)

WHEREAS:

(A)

RMG, a Delaware incorporated limited liability company having its registered office at 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, Florida 33140 (“RMG”), and the Continuing Shareholders entered into a shareholders agreement dated 23 August 2021 (the “Shareholders Agreement”) in connection with the shares in Renew Energy Global plc, a public limited company incorporated in England and Wales with registered number 13220321 (the “Company”).

(B)	RMG has transferred 6,326,962 of its Class A Shares (the “Transferred Shares”) to MKC (the “RMG Transfer”).

(C)

Pursuant to clause 5.5 of the Shareholders Agreement, RMG has assigned its rights and novated its obligations under the Shareholders Agreement to MKC, being an Affiliate to which it Transferred its Shares upon prior written notice to the Company, and such assignment and novation is subject to MKC adhering to the terms of the Shareholders Agreement. It is intended that MKC adheres to the Shareholders Agreement, on and subject to the terms and conditions of this Deed.

IT IS AGREED:

1.	DEFINITIONS

1.1	Unless the context requires otherwise, capitalised times used herein shall have the meanings given to them in the Shareholders Agreement, and the following definitions shall apply:

“Effective Date” means the date on which the RMG Transfer is registered in the register of members of the Company.

2.	ADHERENCE TO SHAREHOLDERS AGREEMENT

2.1	MKC confirms that it has been supplied with a copy of the Shareholders Agreement, and each of the Parties acknowledges that they have received prior written notice of the RMG Transfer.

2.2	With effect on and from the Effective Date:

(a)

MKC undertakes that it shall be bound by, observe and perform all obligations and assume all liabilities under the Shareholders Agreement as if it were the original party in place of RMG and that references to RMG in the Shareholders Agreement were references to MKC; and

(b)

each of the Company and each Continuing Shareholder undertakes that it shall be bound by, observe and perform the Shareholders Agreement as if MKC were the original party in place of RMG and that references to RMG in the Shareholders Agreement were references to MKC; and

(c)

the Company and the Continuing Shareholders release RMG from all obligations under the Shareholders Agreement arising on or after the Effective Date, provided that for the avoidance of doubt, such release shall not affect any Party’s accrued rights and remedies as at the Effective Date.

3.	GENERAL

3.1	This Deed shall be governed exclusively by and construed exclusively in accordance with English law

3.2

The Parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

3.3

For the purposes of this clause 3, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Deed, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Deed or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Deed.

3.4

This Deed and any amendment hereto may be signed in any number of separate counterparts, and may be delivered by means of electronic transmission in portable document format, each of which shall be deemed an original, but all of which taken together shall constitute one Deed (or amendment, as applicable).

SCHEDULE

Continuing Shareholders

COGNISA INVESTMENT, a partnership firm, having its office at 1st Floor, Penkar House, Jaishuklal Mehta Road, Santacruz (West), Mumbai, India – 400 054, being represented by Mr. Sumant Sinha;

MR. SUMANT SINHA, passport number Z4966428 and presently residing at 1017 B, Aralias, DLF Golf Course Road, Gurgaon – 122009

WISEMORE ADVISORY PRIVATE LIMITED, a company incorporated under the provisions of the Companies Act, 2013 and having its registered office at 1017 B, Aralias, DLF Golf Course Road, Gurgaon, India – 122009

GS WYVERN HOLDINGS LIMITED, a company organized under the laws of Mauritius,having its principal office at c/o Intercontinental Trust Ltd., Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius

CANADA PENSION PLAN INVESTMENT BOARD, a Canadian crown corporation organised and validly existing under the Canada Pension Plan Investment Board Act, 1997, c.40

PLATINUM HAWK C 2019 RSC LIMITED, having its registered office at Level 26, Al Khatem Tower, Abu Dhabi Global Market, Al Maryah Island, Abu Dhabi, United Arab Emirates, in its capacity as trustee of Platinum Cactus A 2019 Trust, a trust established under the laws of Abu Dhabi Global Market by deed of settlement dated 28 March 2019 between the Abu Dhabi Investment Authority and Platinum Hawk C 2019 RSC Limited

JERA POWER RN B.V., a company organized under the laws of the Netherlands having its registered office at De entree 250, 1101EE Amsterdam

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Signed as a deed by MKC INVESTMENTS, LLC:

/s/ Bob Macini
Name: Bob Macini Authorized signatory

/s/ Phil Kassin
Name: Phil Kassin Authorized signatory

[Signature Page –Deed of Novation and Adherence]

Signed as a deed by RENEW GLOBAL ENERGY PLC:

/s/ Sumant Sinha
Name: Sumant Sinha Authorized signatory

/s/ Ashish Jain
Name: Ashish Jain witness

[Signature Page –Deed of Novation and Adherence]

Signed as a deed by COGNISA INVESTMENT:

/s/ Sumant Sinha
Name: Sumant Sinha Authorized signatory

/s/ Ashish Jain
Name: Ashish Jain witness

[Signature Page –Deed of Novation and Adherence]

Signed as a deed by MR. SUMANT SINHA:

/s/ Sumant Sinha

/s/ Ashish Jain
Name: Ashish Jain Witness Address of witness: ReNew.Hub, Commercial Block-1, Zone 6, Golf Course Road, DLF City Phase-V, Gurugram, 122009, Haryana Occupation of witness: Service

[Signature Page –Deed of Novation and Adherence]

Signed as a deed by WISEMORE ADVISORY PRIVATE LIMITED:

/s/ Sumant Sinha
Name: Sumant Sinha Authorized signatory

/s/ Ashish Jain
Name: Ashish Jain Witness

[Signature Page –Deed of Novation and Adherence]

Signed as a deed by GS WYVERN HOLDINGS LIMITED:

/s/ York Shin Lim Voon Kee
Name: York Shin Lim Voon Kee Authorized signatory

/s/ Teddy Lo Seen Chong
Name: Teddy Lo Seen Chong Authorized signatory

[Signature Page –Deed of Novation and Adherence]

Signed as a deed by CANADA PENSION PLAN INVESTMENT BOARD:

/s/ Anuj Girotra
Name: Anuj Girotra Authorized signatory

[Signature Page –Deed of Novation and Adherence]

Signed as a deed by PLATINUM HAWK C 2019 RSC LIMITED:

/s/ Sultan Aimheiri
Name: Sultan Aimheiri Authorized signatory

/s/ Projesh Banerjea
Name: Projesh Banerjea Authorized signatory

[Signature Page –Deed of Novation and Adherence]

Signed as a deed by JERA POWER RN B.V.:

/s/ Sachio Kosaka
Name: Sachio Kosaka Authorized signatory

/s/ TMF Netherlands B.V.
Name: TMF Netherlands B.V. Authorized signatory

[Signature Page –Deed of Novation and Adherence]

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